Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Zurn Elkay Water Solutions Corporation Employee Stock Purchase Plan of our reports dated February 6, 2024, with respect to the consolidated financial statements of Zurn Elkay Water Solutions Corporation and the effectiveness of internal control over financial reporting of Zurn Elkay Water Solutions Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Milwaukee, WI
May 3, 2024